EXHIBIT 99.1

News Release

Pioneer Natural Resources Announces the Addition of Jacinto Hernandez to the Company’s Board of Directors

DALLAS, Texas, July 20, 2022 – Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer” or “the Company”) today announced the addition of Jacinto Hernandez to the Company’s Board of Directors.

Mr. Hernandez brings over twenty-two years of experience at Capital Group, where he previously helped lead the research portfolio for one of the largest growth mutual funds in the world and has extensive experience across multiple asset classes and industries, with a focus on the global energy sector. He has advised corporations and boards on a wide array of topics, including corporate strategy, communication, capital allocation and diversity, equity and inclusion. Mr. Hernandez retired from Capital Group earlier this year to spend more time with his family but remains active in the energy industry.

Pioneer’s Chief Executive Officer Scott D. Sheffield stated, “We are excited for Jacinto to join our Board of Directors. He has immense experience in financial markets, investment management and the energy sector and will help Pioneer navigate and excel as the energy landscape continues to evolve. His deep understanding of the sector, viewed through the lens of an experienced investor, will no doubt serve as a unique and long-lasting benefit to Pioneer.”

Chairman of the Board, J. Kenneth Thompson added, “Jacinto brings an impressive financial background to Pioneer’s Board through over two decades at one of the largest investment firms in the world. His many strengths will complement the Board’s existing diverse experience base and help Pioneer continue its leadership position in the industry.”

Mr. Hernandez earned his Bachelor of Science in Economics from Stanford University, with a minor in Political Science.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Christina Voss - 972-969-5706